    Exhibit 10.22
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND
(II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Dated    19 December 2024

COMPASS PATHFINDER LIMITED (1)
and
MATTHEW OWENS (2)

SETTLEMENT AGREEMENT

BETWEEN
(1)Compass Pathfinder Limited, incorporated and registered in England and Wales with company number 10229259, whose registered office is at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom (Company);
(2)Matthew Owens of [***] (Employee).
RECITALS
(A)The Employee has been employed by the Company since 1 February 2022, most recently as General Counsel and Chief Legal Officer under a contract dated 18 November 2021 (the Employment Contract).
(B)The Employee’s employment with the Company shall terminate on 30 September 2025.
(C)The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims that the Employee has or may have now or in the future in connection with his employment or its termination or otherwise against any Group Company (as defined below) or its officers, employees or workers whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, the statutory complaints that the Employee raises in this Agreement.
(D)The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
(E)The Company enters into this Agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the parties’ intention that each Group Company may enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.
IT IS HEREBY AGREED
1.Interpretation
The following definitions and rules of interpretation apply in this Agreement.
1.Definitions:
Adviser: the solicitor identified in the letter entered into in the form given at Schedule 3.
Compass Pathways: Compass Pathways plc, a limited company incorporated under the law of England and Wales with registered number 12696098 whose registered address is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. The Company is an indirect wholly owned subsidiary of Compass Pathways.
Confidential Information: information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to any Group Company’s business, clients, customers, products, assets, affairs and finances for the time being confidential to any Group Company and trade secrets including technical data and know-how relating to the business of any Group Company or any of its suppliers, clients, customers, agents, distributors, shareholders or management, whether or not such information (if in anything other than oral form) is marked confidential.
Copies: copies or records of any Confidential Information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.
Group Company: Compass Pathways, its direct and indirect subsidiaries, including the Company, or holding companies from time to time and any subsidiary of any holding company from time to time.
HMRC: HM Revenue and Customs.
Holding company: has the meaning given in clause 1.6.
Post-Employment Notice Pay: has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).

Post-Employment Notice Period: has the meaning given in section 402E(5) of ITEPA.
Reaffirmation Letter: the letter agreement to be entered into by the parties pursuant to clause 19 in the form set out at Schedule 4 under which the Employee reaffirms certain provisions of this Agreement on or after the Termination Date.
Subsidiary: has the meaning in clause 1.6.
1.The headings in this Agreement are inserted for convenience only and shall not affect its construction.
2.A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
3.Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
4.The Schedules shall form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
5.A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
2.Arrangements on termination
1.The Employee’s employment with the Company shall terminate on 30 September 2025 (Termination Date).
2.Notice of termination shall be deemed served on 31 December 2024 (the Notice Date).
3.Until the Notice Date, the Employee shall continue to perform his normal duties including any required handover of his role and any other reasonable requests made by the Company in connection with handover.
4.From the Notice Date until the Termination Date the Employee will be on Garden Leave pursuant to clause 22 of the Employment Contract, clause 22.2.8 being hereby varied by this Agreement such that the Employee is permitted social contact with employees of the Company only. The Employee acknowledges and agrees that during his employment, including the period of Garden Leave, he shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), be employed, engaged, concerned or interested in any other actual or prospective business, organisation, occupation or profession.
5.The Company shall pay the Employee his salary in respect of the period up to the Termination Date in the usual way.
6.The Company shall continue to provide contractual benefits to the Employee in the usual way in respect of the period up to the Termination Date.
7.At the Termination Date, the Employee will have completed the period of notice to which he is entitled under clause 2.1 of the Employment Contract. The Company will pay the Employee’s salary and contractual benefits for that period, in accordance with clause 2.5 and clause 2.6 of this Agreement. The parties accordingly believe that the Employee’s Post-Employment Notice Period and Post-Employment Notice Pay are nil.
8.Despite the Employee’s non-eligibility under clause 10.2 of the Employment Contract, and subject to the Employee’s ongoing compliance with the terms of this Agreement (save for any trivial breach), the Employee shall receive a bonus payment for the Company’s 2024 financial year in an amount equal to his full target bonus amount of 40% of basic salary, being £140,880. The 2024 bonus payment shall be made in the usual way in February 2025. For the avoidance of doubt, no bonus shall be payable in respect of the 2025 bonus year.
9.The Employee’s options and restricted share unit grants under the Compass Pathways plc 2020 Share Option and Incentive Plan (the “2020 Plan”) shall continue to vest up to and including the Termination Date, in accordance with the rules of the 2020 Plan and the terms of the Grant Agreements (defined below), and any unvested options will lapse thereafter. For the avoidance of doubt, the Employee’s options and restricted share units will not vest on any accelerated schedule or otherwise earlier than the rules of the 2020 Plan and the terms of the Grant Agreements allow and any portion of the options or restricted share units that remain unvested on the Termination Date will be forfeited and cancelled on the Termination Date. For the avoidance of doubt, the Company confirms that, notwithstanding the provisions of this Agreement, the Employee’s ownership of ordinary shares in the capital of Compass Pathways plc, including those shares and options which are due to vest in accordance with clause 2.10 below, shall continue on its existing terms, and the Employee’s rights in relation to the same (including, for the avoidance of doubt, the Employee’s rights to sell such shares subject to the terms of the 2020 Plan, the Grant Agreements, the Deposit Agreement with Citi and all applicable law) shall be preserved.
10.As at the date of this Agreement, Compass Pathways has awarded the Employee the following options over Compass Pathways’ shares (Options) and restricted share units pursuant to the following agreements and these Options and restricted share units shall be retained by the Employee and shall vest in the amounts, and in accordance with the time frames, set forth below:
1.a non-qualified share option agreement between Compass Pathways and the Employee dated 1 February 2022 in relation to 97,430 Options pursuant to the 2020 Plan at an exercise price of $15.75 per share (the Non-Qualified February 2022 Grant) of which 87,281 options will have vested as of September 30, 2025;
2.a non-qualified share option agreement between Compass Pathways and the Employee dated 1 February 2022 in relation to 2,570 Options pursuant to the 2020 Plan at an exercise price of $15.75 per share (the Unapproved February 2022 Grant) of which 2,302 options will have vested as of September 30, 2025;
3.a restricted share unit agreement between Compass Pathways and the Employee dated 1 February 2022 in relation to 12,400 shares pursuant to the 2020 Plan (the February 2022 RSU Grant) of which 9,300 shares will have been vested and released to Employee, before tax withholding, as of September 30, 2025;
4.a non-qualified share option agreement between Compass Pathways and the Employee dated 2 February 2023 in relation to 60,489 Options pursuant to the 2020 Plan at an exercise price of $10.85 per share (the Non-Qualified February 2023 Grant) of which 39,065 options will have vested as of September 30, 2025;
5.an option certificate in related to 3,411 awarded to Employee on 2 February 2023 under the Company Share Option Plan, a sub-plan under the 2020 Plan, at an exercise price of $10.85 per share (the February 2023 CSOP Grant) of which 2,202 options will have vested as of September 30, 2025;
6.a restricted share unit agreement between Compass Pathways and the Employee dated 2 February 2023 in relation to 10,800 shares pursuant to the 2020 Plan (the February 2023 RSU Grant) of which 5,400 shares will have been vested and released to Employee, before tax withholding, as of September 30, 2025;
7.a non-qualified share option agreement between Compass Pathways and the Employee dated 1 February 2024 in relation to 72,660 Options pursuant to the 2020 Plan at an exercise price of $11.34 per share (the Non-Qualified February 2024 Grant) of which 28,762 options will have vested as of September 30, 2025;
8.an option certificate in related to 3,340 awarded to Employee on 1 February 2024 under the Company Share Option Plan, a sub-plan under the 2020 Plan, at an exercise price of $11.34 per share (the February 2024 CSOP Grant) of which 1,321 options will have vested as of September 30, 2025;
9.a restricted share unit agreement between Compass Pathways and the Employee dated 1 February 2024 in relation to 25,000 shares pursuant to the 2020 Plan (the February 2024 RSU Grant) of which 6,250 shares will have been vested and released to Employee, before tax withholding, as of September 30, 2025;
(together, the Grant Agreements).
11.The Employee shall take all accrued holiday during Garden Leave. No holiday pay shall therefore be due from the Company to the Employee on termination.
12.The Company shall pay the Employee a statutory redundancy payment following the Termination Date, calculated in accordance with the statutory rules in force as at the Termination Date. The statutory redundancy payment will be made in the month following the Termination Date.
13.Subject to and conditional on the Employee complying with the terms of this Agreement, (including, without limitation, clause 11.3 and clause 19), save for any trivial breach, the Company shall within 28 days of the Termination Date or receipt by the Company of a copy of this Agreement signed by the Employee, a copy of the Reaffirmation Letter signed by the Employee and both a letter from the Adviser dated today's date and a letter from the Adviser dated on or soon after the Termination Date in the form as set out in Schedule 3, whichever is later, pay to the Employee by way of compensation for the termination of his employment, £30,000 (the “Compensation Payment”).
14.The payments and benefits in this clause 2 shall be subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct. The parties agree that the statutory redundancy payment will not be subject to tax. The parties understand that in respect of the Compensation Payment the following is correct:
1.No part of the Compensation Payment is taxable as Post-Employment Notice Pay.
2.The first £30,000 of the aggregate of the statutory redundancy payment and the Compensation Payment will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.
3.The balance of the aggregate of the statutory redundancy payment and the Compensation Payment will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. The Company shall accordingly deduct income tax from it at the appropriate rate.
15.The Employee shall submit on or before the Termination Date his final expenses claims in the usual way and the Company shall reimburse the Employee for any expenses properly incurred before the Termination Date in the usual way. Any expenditure on his Company credit card which was not properly incurred by him on the Company’s business or for which he cannot produce appropriate receipts will be deducted from the final salary payment.
16.The Company shall deduct from the final salary payment any outstanding sums due from the Employee to any Group Company. As at the time of signing this Agreement, the Company is not aware of any such outstanding sums.
17.Nothing shall prevent the Company from terminating the Employee’s employment without notice prior to the Termination Date, in the event he is proven to have committed an act of gross misconduct following a fair investigation and disciplinary process in which he is given all reasonable opportunity to participate. In that event, the Employee shall be entitled to salary and benefits up to the Termination Date only, no bonus shall be payable to him and the terms of the 2020 Plan and Grant Agreements shall govern his entitlements in respect of his options and restricted share unit grants. The Company confirms that it is aware of no such circumstances at the time of signing this Agreement.
3.Pension
1.The Company shall notify the trustees or administrators of the Company’s pension scheme (Pension Scheme) that the Employee’s employment will terminate.
4.Legal fees and tax assistance
1.The Company shall pay the reasonable legal fees (up to a maximum of £3,000 plus VAT) incurred by the Employee in obtaining advice on the termination of his employment and the terms of this Agreement, such fees to be payable to the Adviser within 30 days on production of an invoice addressed to the Employee but marked as payable by the Company.

2.The Company shall provide tax assistance to the Employee in respect of his 2024 tax return to the same level as provided for in clause 11.2 and clause 11.3 of the Employment Contract, save that the Company shall not exercise its discretion to withhold the assistance or alter the level of assistance set out therein and notwithstanding that the 2024 tax return does not cover one of the first two years of the Employee’s employment.
5.Waiver of claims
1.The Employee agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action of any kind whatever, wherever and however arising, that the Employee has or may have, now or in the future, against any Group Company or its officers, employees or workers arising directly or indirectly out of or in connection with his employment with the Company, its termination events occurring after this Agreement has been entered into or otherwise, whether under common law, contract, statute or otherwise, in any jurisdiction and including, but not limited to, the claims specified in Schedule 2 (each of which is waived by this clause).
2.The waiver in clause 5.1 shall not and nothing otherwise in this Agreement shall apply to the following:
1.any claims by the Employee to enforce this Agreement;
2.claims in respect of personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this Agreement (other than claims under discrimination legislation);
3.any claims in relation to accrued entitlements under the Pension Scheme;
4.any claim in respect of the Employee’s interests in the options and restricted share unit grants referred to at clauses 2.9 and 2.10 above and his rights and entitlements under the 2020 Plan and the Grant Agreements; and
5.any claims whatsoever, if the Company has dismissed the Employee pursuant to clause 2.17 of this Agreement.

3.The Employee warrants that:
1.before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on his ability to pursue the claims specified in Schedule 2 to this Agreement;
2.the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;
3.the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 3 to this Agreement;
4.before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against any Group Company or its officers, employees or workers;
5.the only claims that the Employee has or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or its termination are specified in Schedule 2; and
6.the Employee is not aware of any facts or circumstances that may give rise to any claim by him against any Group Company or its officers, employees or workers other than those claims specified in Schedule 2.
The Employee acknowledges that the Company acted in reliance on these warranties when entering into this Agreement.
4.The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour

Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999 (SI 1999/3323), regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008 have been satisfied.
5.The waiver in clause 5.1 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have such claims, including but not limited to the circumstances giving rise to them, in his express contemplation (including such claims of which the parties become aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).
6.The Employee agrees that, except for the payments and benefits provided for in this Agreement, and subject to the waiver in clause 5.1, he shall not be eligible for any further payment from any Group Company relating to his employment or its termination, and he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award he may have received had his employment not terminated, or for any compensation for the loss of any such benefit, payment or award.
6.Employee indemnities
1.The Employee shall indemnify the Company on a continuing basis in respect of any income tax or National Insurance contributions (save for employers’ National Insurance contributions) due in respect of the payments and benefits in clause 2 (and any related interest, penalties, costs and expenses). The Company shall give the Employee reasonable notice of any demand for tax which may lead to liabilities on the Employee under this indemnity and shall provide him with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HMRC or other competent body). Notwithstanding this clause the Employee shall not be liable for any costs, claims, expenses, interest and penalties incurred as a consequence of any delay, error or default by the Company or any Group Company following receipt of a demand for tax from HMRC.
2.If the Employee pursues a claim against any Group Company arising out of his employment or the termination of his employment, from events occurring after this Agreement has been entered into, or otherwise, other than those excluded under clause 5.2, he agrees to indemnify the Company for any losses suffered as a result, including all reasonable legal and professional fees incurred.
7.Company property and information
1.The Employee shall, upon request, and by no later than the start of Garden Leave, return to the Company:
1.all Confidential Information and Copies;
2.all property belonging to the Company in satisfactory condition including (but not limited to) any car (together with the keys and all documentation relating to the car), fuel card, company credit card, keys, security pass, identity badge, mobile telephone, pager, or laptop computer; and
3.all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of any Group Company or its business contacts in the Employee’s possession or under his control. Nothing in this clause 7 shall prevent the Employee from retaining any documents which are appropriate for him to retain, including purely personal documents; his payslips and information about his remuneration; and this Agreement. The Employee shall on the start of Garden Leave return his Company laptop and phone to the Company so that Company software and Confidential Information can be removed by the IT department, and then the phone and laptop will be returned to the Employee.
2.The Employee shall, upon request, and by no later than the start of Garden Leave, erase irretrievably, any information relating to the business or affairs of any Group Company or its business contacts from computer and communications systems and devices owned or used by him outside the premises of the Company, including such systems and data storage services provided by third parties (to the extent technically practicable).
3.The Employee shall, if requested to do so by the Company, provide a signed statement that he has complied fully with his obligations under clause 7.1 and clause 7.2.
8.Employee warranties and acknowledgments
1.As at the date of this Agreement, the Employee warrants and represents to the Company that there are no circumstances of which he is aware that would amount to a repudiatory breach by him of any express or implied term of the Employment Contract that would entitle (or would have entitled) the Company to terminate his employment without notice or payment in lieu of notice, and the Company’s entry into the terms of this Agreement is conditional on this being so. The Company confirms that it is aware of no such circumstances either.
2.As at the date of this Agreement, the Employee warrants and represents to the Company that he has not received or accepted any offer which will provide him with any form of income or benefits at any time after the Termination Date, and the Company’s entry into the terms of this Agreement is conditional on this being so.
3.The Employee agrees to make himself reasonably available to, and to cooperate with, any Group Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by the Employee as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.
4.The Employee acknowledges that he is not entitled to any compensation for the loss of any rights or benefits under any bonus plan, benefit or award programme, share plan operated by any Group Company or any stand-alone share incentive arrangement, or for loss of any other benefit, payment or award he may have received had his employment not terminated, other than the payments and benefits provided for in this Agreement. For the avoidance of doubt, the Employee shall not be entitled to participate in the ESPP or to receive any further grants of equity during Garden Leave.
5.The Employee warrants that he shall not submit any grievance, appeal, or data subject access request in connection with his employment or its termination. He hereby withdraws any such grievance, appeal, or request already in existence.
9.Reference
1.Subject to clause 9.2, on receipt of a written request from a potential employer, the Company shall provide a reference in the form set out in Schedule 1 to this Agreement. The Company agrees to respond to any verbal request for a reference on substantially the same and no less favourable terms.
2.For the avoidance of doubt, the Company reserves the right to make such disclosures as are required by law or regulatory requirement even if such disclosures deviate from the form of reference set out in Schedule 1 to this Agreement.

10.Resignation from offices
1.The Employee shall upon request and by no later than the Termination Date, resign from any office, trusteeship or position that he holds in or on behalf of any Group Company, including without limitation his positions as a director of Compass Pathfinder Ltd. and Compass Pathfinder Holdings Ltd. The Employee shall cooperate and sign any documentation required to effect such resignation.
2.The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name to give the Company (or its nominee) the full benefit of the provisions of this clause.
3.The Company shall for six years following the Termination Date maintain directors' and officers' insurance cover for the Employee, which shall be on the same terms as the Company has in place for its existing directors, in respect of the Employee’s acts and omissions while a director or officer of the Company and/or any Group Company.

11.Restrictive covenants
1.Despite clause 13, the Employee acknowledges that the post-termination restrictions in clause 26 and Schedule 1 of the Employment Contract will continue to apply after the Termination Date save that the period of each will be reduced by the period that he spends on Garden Leave. The Employee agrees:
1.that the covenant at paragraph 2 (e) of Schedule 1 of the Employment Contract shall be amended so that the text ‘which is in competition with any Restricted Subject Matter Expert’ is deleted and ‘Restricted Person’ is replaced with ‘Restricted Subject Matter Expert’; and
2.the sentence ‘in competition with any Restricted Business’ in paragraphs 2 (a) and (c), of Schedule 1 of the Employment Contract shall be deleted.
2.If paragraph 2(g) of Schedule 1 of the Employment Contract would otherwise apply, the Company, in its discretion (not to be unreasonably withheld, conditioned or delayed), may upon request from the Employee agree to a waiver of the non-competition covenant at paragraph 2 (g) of Schedule 1 of the Employment Contract so as to permit the Employee to join the company identified by the Employee (Future Employer) immediately after the Termination Date. If such consent is given, in return, the Employee shall covenant that should he join the Future Employer, he shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), for 3 months from the Termination Date:
1.employ or engage or otherwise facilitate the employment or engagement of any Restricted Subject Matter Expert in competition with Restricted Business, whether or not such person would be in breach of contract as a result of such employment or engagement;
2.solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Client or Restricted Prospective Client in competition with Restricted Business;
3.be involved with the provision of products or services to (or otherwise have any business dealings with) any Restricted Client or Restricted Prospective Client in competition with Restricted Business; or
4.solicit, entice away or interfere with the Company’s or any Group Company’s relationship with or endeavour to solicit, entice away or interfere with the Company’s or any Group Company’s relationship with any Supplier in competition with Restricted Business.
3.The Employee agrees that the restrictions in clause 11.2 apply to the Employee acting: directly or indirectly; and in any Capacity, on his own behalf or on behalf of, or in conjunction with, any firm, company or person.
4.For the purposes of clause 11.2 and clause 11.3, the terms ‘Restricted Subject Matter Expert’, ‘Restricted Client’, ‘Restricted Prospective Client’, ‘Supplier’ and ‘Capacity’ shall have the meaning defined in the Employment Contract.

12.Confidentiality
1.The Employee acknowledges that, as a result of his employment as General Counsel and Chief Legal Officer, he has had access to Confidential Information. Without prejudice to his common law duties, and subject to clause 12.2, clause 12.6 and clause 12.7, the Employee shall not (except as authorised or required by law or as authorised by the Company) at any time after the Termination Date:
1.use any Confidential Information;
2.make or use any Copies; or
3.disclose any Confidential Information to any person, company or other organisation whatsoever.
2.The restrictions in clause 12.1 do not apply to any Confidential Information which is in or comes into the public domain other than through the Employee’s unauthorised disclosure.
3.The parties confirm that they have kept and agree to keep the existence and terms of this Agreement and the circumstances concerning the termination of the Employee’s employment confidential, save only as provided in clause 12.5, clause 12.6 and clause 12.7.
4.The Employee shall not make any adverse or derogatory comment about any Group Company or any Group Company’s directors, officers, employees or workers, and he shall not do anything which shall, or may, bring any Group Company or any Group Company’s directors, officers, employees or workers into disrepute. The Company shall not authorise or encourage any of its directors, officers, employees or workers to make, and the Executive Team of the Company shall not make, any adverse or derogatory comment about the Employee or to do anything that shall, or may, bring him into disrepute. This clause is subject to clause 12.5, clause 12.6 and clause 12.7.
5.The parties are permitted to make a disclosure or comment that would otherwise be prohibited by clause 12.3 and clause 12.4 if, where necessary and appropriate:
1.in the Employee’s case he makes it to:
1.the Employee’s spouse, civil partner or partner or immediate family provided that they agree to keep the information confidential;
2.any person who owes the Employee a duty of confidentiality (which the Employee agrees not to waive) in respect of information the Employee discloses to them, including his legal or tax advisers or persons providing him with medical, therapeutic, counselling or support services;
3.the Employee’s insurer for the purposes of processing a claim for loss of employment;
4.the Employee’s recruitment consultant or prospective employer to the extent necessary to discuss his employment history; or
5.any government benefits agency for the purposes of him making a claim for benefits;
2.in the case of the Company, it is made to:
1.its officers, employees or workers provided that they agree to keep the information confidential; or
2.any person who owes the Company a duty of confidentiality (which the Company agrees not to waive) in respect of information the Company discloses to them, including its legal, tax, compliance or other professional advisers.
6.Nothing in this clause 11.3 shall prevent the Employee or the Company (or any of its officers, employees, workers or agents) from making a protected disclosure under section 43A of the Employment Rights Act 1996.
7.Nothing in this clause 11.3 shall prevent the Employee or the Company (or any of its officers, employees, workers or agents) from:

1.reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
2.doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;
3.whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
4.complying with an order from a court or tribunal to disclose or give evidence;
5.disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from his employment or its termination;
6.making any other disclosure as required by law, including without limitation filing a copy of this Agreement in accordance with SEC requirements;
7.preserving or defending its legal rights.
13.Entire agreement
Each party on behalf of itself and, in the case of the Company, as agent for any Group Companies acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:
1.this Agreement constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;
2.in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement; and
3.it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.
14.Variation
No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
15.Third party rights
Except as expressly provided elsewhere in this Agreement, no person other than the Employee and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.
16.Governing law
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
17.Jurisdiction
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

18.Subject to contract and without prejudice
This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.
19.Reaffirmation
1.On or shortly after the Termination Date, the Employee shall sign and date the Reaffirmation Letter and shall ensure that the Adviser (or another relevant independent adviser within the meaning of the legislation set out at clause 5.4) signs and dates a letter in the form set out in Schedule 3.
2.The Company’s obligations under this Agreement (except under clause 2) are conditional on the Company receiving the letters referred to in clause 19.1 duly signed and dated within 7 days of the Termination Date.
20.Counterparts
This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
This Agreement has been entered into on the date stated at the beginning of it.

Schedule 1

Reference
[ON HEADED COMPANY NOTEPAPER]
PRIVATE AND CONFIDENTIAL
[DATE]
Dear [NAME],
Matthew Owens
I write further to your letter of [DATE] requesting a reference for Matthew Owens.
I confirm that Matthew Owens entered the employment of Compass Pathfinder Limited on 1 February 2022 and [left our employment on 30 September 2025 OR is still employed by us]. He was employed as General Counsel and Chief Legal Officer.
It is our policy only to provide references containing information as to employees’ roles and dates of employment. This should not be seen as implying any comment about the candidate or his suitability for employment.
This reference is given to the addressee in confidence and only for the purposes for which it was requested. It is given in good faith, but neither the writer nor Compass Pathfinder Limited accepts any responsibility or liability for any loss or damage caused to the addressee or any third party as a result of any reliance being placed on it.
Yours sincerely,

[NAME]
On behalf of Compass Pathfinder Limited

Schedule 2

Claims
1.Claims:
1.1for breach of contract or wrongful dismissal;
1.2for unfair dismissal, under section 111 of the Employment Rights Act 1996;
1.3in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
1.4for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
1.5in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
1.6for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
1.7in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
1.8in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;
1.9in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
1.10in relation to parental leave, under section 80 of the Employment Rights Act 1996;
1.11in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;
1.12in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63, 63C and 80N of the Employment Rights Act 1996;
1.13in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998 (SI 1998/1833);
1.14in relation to the national minimum wage, under sections 11, 19D and 24 of the National Minimum Wage Act 1998;
1.15for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;
1.16for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;
1.17for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;
1.18for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;
1.19for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;
1.20for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;
1.21for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;
1.22for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551);
1.23for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);

1.24under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999 (SI 1999/3323);
1.25under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426);
1.26under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974);
1.27under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349);
1.28under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174, 189 (for failure to comply with a requirement of section 188A) and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;
1.29in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246);
1.30in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
1.31in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010 (SI 2010/493);
1.32in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
1.33in relation to personal injury of which the Employee is aware or ought reasonably to be aware at the date of this Agreement and the Reaffirmation letter respectively;
1.34for harassment under the Protection from Harassment Act 1997;
1.35for failure to comply with obligations under the Human Rights Act 1998;
1.36for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679) as it has effect in EU law, or the UK GDPR as defined in section 3(10) and section 205(4) of the Data Protection Act 2018;
1.37arising as a consequence of the United Kingdom’s membership of or withdrawal from the European Union, including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020; and
1.38arising under retained EU law or under assimilated law as defined in section 6(7) of the European Union (Withdrawal) Act 2018 before and after any amendment, extension or re-enactment.

Schedule 3

Adviser’s certificate
[ON HEADED NOTEPAPER OF ADVISER]
For the attention of [DETAILS]
[DATE]
To whom it may concern,
I am writing in connection with the agreement between Matthew Owens (Employee) and Compass Pathfinder Limited (Company) [of today’s date OR dated [DATE]] (Agreement) [and the reaffirmation letter signed by those parties dated [DATE] (Reaffirmation Letter)] to confirm that:
1. I, [NAME] of [FIRM], whose address is [ADDRESS], am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.
2. I have given the Employee legal advice on the terms and effect of the Agreement [and the Reaffirmation Letter] and, in particular, [its OR their] effect on the Employee’s ability to pursue the claims specified in Schedule 2 to the Agreement.
3. I gave the advice to the Employee as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 5.4 of the Agreement.
4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice I have given him.
Yours faithfully,
[NAME]

Schedule 4

Reaffirmation Letter
[On headed Company notepaper]
Matthew Owens
[ADDRESS]
[DATE]
Dear Matthew,
Reaffirmation Letter
I am writing in connection with the settlement agreement between Compass Pathfinder Limited (Company) and you [dated [DATE]] (Agreement). This is the Reaffirmation Letter referred to at clause 19 of the Agreement.
Defined terms have the same meaning when used in this Reaffirmation Letter as in the Agreement.
In consideration of the Company entering into the terms of the Agreement with you and paying the Compensation Payment, you expressly agree the following:
1.Waiver of claims
1.1You agree that the terms of the Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that you have or may have against any Group Company or its officers, employees or workers whether arising out of your employment with the Company or its termination or from events occurring after the Agreement was entered into, whether under common law, contract, statute or otherwise, whether or not such claims are, or could be, known to or in the contemplation of the Company or you at the date of this Reaffirmation Letter in any jurisdiction and including, but not limited to, the claims specified in Schedule 2 to the Agreement (each of which is waived by this clause).
1.2The waiver in paragraph 1.1 shall not apply and nothing otherwise in this Agreement shall apply to the following:
1.2.1any claims by you to enforce this Agreement;
1.2.2claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this Reaffirmation Letter (other than claims under discrimination legislation);
1.2.3any claims in relation to accrued entitlements under the Pension Scheme;
1.2.4any claim in respect of your interests in the options and restricted share unit grants referred to at clauses 2.9 and 2.10 of the Agreement and your rights and entitlements under the 2020 Plan and the Grant Agreements; and
1. any claims whatsoever, if the Company has dismissed the Employee pursuant to clause 2.17 of this Agreement.
1.2.5
1.2.6
1.3You warrant that:
1.3.1before entering into this Reaffirmation Letter you received independent advice from Eleanor Diamond of Lewis Silkin LLP (the Adviser) as to the terms and effect of this Reaffirmation Letter and, in particular, on its effect on your ability to pursue the claims specified in Schedule 2 to the Agreement;
1.3.2the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;

1.3.3the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 3 to the Agreement;
1.3.4before receiving the advice you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any Group Company or its officers, employees or workers;
1.3.5the only claims that you have or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this Reaffirmation Letter or in the future) relating to your employment with the Company or its termination are specified in paragraph 1.1; and
1.3.6you are not aware of any facts or circumstances that may give rise to any claim by you against any Group Company or its officers, employees or workers other than those claims specified in paragraph 1.1.
You acknowledge that the Company acted in reliance on these warranties when entering into this Reaffirmation Letter.
1.4You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.
1.5The waiver in paragraph 1.1 shall have effect irrespective of whether or not, at the date of this Reaffirmation Letter, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this Reaffirmation Letter in whole or in part as a result of new legislation or the development of common law or equity).
1.6You agree that, except for the payments and benefits provided for in the Agreement, and subject to the waiver in paragraph 1.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award.
2.Warranties and acknowledgements
2.1As at the date of this Reaffirmation Letter, you warrant and represent to the Company that there are no circumstances of which you are aware that would amount to a repudiatory breach by you of any express or implied term of your contract of employment that would entitle (or would have entitled) the Company to terminate your employment without notice or payment in lieu of notice, and of the Company’s entry into the terms of the Agreement is conditional on this being so. The Company confirms that it is not aware of any such circumstances either.
3.Restrictive covenants and confidentiality
3.1Notwithstanding clause 13 of the Agreement, as applicable, you acknowledge that the post-termination restrictions in clause 26 and Schedule 1 of the Employment Contract as amended by the Agreement, and the additional restrictions contained in the Agreement will continue to apply after the Termination Date in accordance with their terms.
3.2You undertake and agree that you continue to be bound by the confidentiality obligations contained in clause 11.3 of the Agreement after the Termination Date.

4.Counterparts
This letter may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one letter.

................................................................
For and on behalf of Compass Pathfinder Limited

____________
I agree to the above terms.

Signed    .....................................................
Matthew Owens

Date        .....................................................

Executed as a deed
by Compass Pathfinder Limited
acting by Kabir Nath,
an authorised signatory, in the presence of:

........./s/Mary-Rose Hughes................................
Signature of witness

Name of witness

Address of witness

Occupation of witness

/s/ Kabir Nath
.................................................................
Authorised signatory

.......Mary-Rose Hughes.......................................

...[***].......................................................

...VP, Finance......................................................

Signed as a deed by Matthew Owens in the presence of: ....[***]................................ Signature of witness Name of witness Address of witness Occupation of witness

......./s/ Matthew Owens.....................................
Matthew Owens

......[***].........................................

.......[***]..............................................

..[***]............................................